Exhibit 99.2

Important Notice Regarding the Availability of Materials

DUPONT DE NEMOURS, INC.

You are receiving this communication because you hold shares of DuPont de Nemours, Inc. (“DuPont”). DuPont previously announced that it intends to separate its electronics business into an independent public company, Qnity Electronics, Inc. (“Qnity”). To effect the separation, DuPont will distribute all of the then-issued and outstanding shares of Qnity common stock on a pro rata basis to DuPont stockholders as of the close of business on October 22, 2025, the record date for the distribution. Following the distribution, which DuPont expects to occur on November 1, 2025, Qnity will be an independent, publicly traded company.

Important information regarding the separation and distribution is now available for your review (we refer to this information as the “Separation Materials”). The Separation Materials consist of the Information Statement prepared by Qnity in connection with the separation and distribution, plus any supplements thereto. You may view the Separation Materials online at www.materialnotice.com and also may request a paper or e-mail copy (see reverse side).

This notice provides instructions on how to access the Separation Materials for informational purposes only. It is not a form for voting and presents only an overview of the Separation Materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and closely review the Separation Materials and continue to view them online to access any new or updated information. DuPont stockholders are not required to vote on the separation, and DuPont is not soliciting any proxy or consent authority in connection with the separation and distribution. You do not have to take any action to receive the shares of Qnity common stock in the distribution.

See the reverse side for instructions on how to access materials.

Materials Available to VIEW or RECEIVE:

How to View Online:

Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:  www.materialnotice.com

2) BY TELEPHONE: 1-800-579-1639

3) BY E-MAIL*:   sendmaterial@materialnotice.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS

MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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